Exhibit 99.1

American Dental Partners, Inc.

401 Edgewater Place, Suite 430

Wakefield, MA 01880

Phone: 781/224-0880 Fax: 781/224-4216

For Immediate Release

Contacts:	Gregory A. Serrao	Breht T. Feigh
	Chairman, President and	Executive Vice President, Chief
	Chief Executive Officer	Financial Officer and Treasurer
	781-224-0880	781-224-0880

AMERICAN DENTAL PARTNERS

STOCKHOLDERS APPROVE MERGER AGREEMENT

WAKEFIELD, MASSACHUSETTS – February 7, 2012 – American Dental Partners, Inc. (Nasdaq: ADPI) announced that at a special meeting of stockholders held earlier today stockholders voted to adopt the previously announced merger agreement with JLL Crown Holdings, LLC, a Delaware limited liability company, and JLL Crown Merger Sub, Inc., a Delaware corporation, affiliates of JLL Partners, Inc. Under the terms of the merger agreement, upon consummation of the merger, holders of outstanding shares of common stock of American Dental Partners will receive $19.00 per share in cash.

At the meeting, the merger was approved by holders of 12,496,939 shares of the Company’s outstanding common stock, and 3,702 shares voted against the merger.

About American Dental Partners

American Dental Partners is headquartered in Wakefield, Massachusetts and is one of the nation’s leading business partners to dental group practices. The Company is affiliated with 27 dental group practices, which have 282 dental facilities with approximately 2,404 operatories located in 21 states. More information can be found on American Dental Partners’ website, which includes expanded investor information and resources.

Forward-Looking Statements. This press release contains forward-looking statements. Such forward-looking statements reflect the Company’s current expectations or beliefs concerning future events and actual results may differ materially from current expectations. Any such forward-looking statements are subject to various risks and uncertainties including but not limited to risks associated with the parties’ ability to consummate the proposed acquisition of the Company on the contemplated timeline. Investors should not place undue reliance on forward-looking statements as predictions of future results. The Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.